Exhibit 10.24

Execution Copy

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of November 16, 2016 (the “Effective Date”), by and between HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), and QIAGEN North American Holdings, Inc., a California corporation (the “Purchaser”).

Whereas, the Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

Agreement

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.	Definitions

Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth below:

1.1“Action” has the meaning set forth in Section 3.12.

1.2“Affiliate” means, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met:  (i) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event will the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor will the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

1.3“Board Approval” means, with respect to a specified matter or action, the approval of such matter or action by at least a majority of the members of the Company’s Board of Directors at a duly authorized meeting of the Company’s Board of Directors or pursuant to an action taken by unanimous written consent of the Company’s Board of Directors.

1.4“Change of Control” will occur if: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of the Company, or if the percentage ownership of such person or entity in the voting securities of the Company is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of the Company; (b) a merger, consolidation, recapitalization, or reorganization of the Company is consummated, other than any such transaction which would result in stockholders or equity holders of the Company immediately prior to such transaction owning at least 50% of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an Affiliate of the Company or to an entity of which more than 50% of the combined voting power of its voting securities are beneficially owned by stockholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale or disposition; or (d) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided, however, that any individual becoming a director subsequent to the date hereof whose election or appointment, or nomination for election by the Company’s stockholders, was approved or recommended by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company).

1.5“Closing” means the First Tranche Closing or the Second Tranche Closing, as applicable.

1.6“Closing Date” means the First Tranche Closing Date or the Second Tranche Closing Date, as applicable.

1.7“Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock (collectively, “Convertible Securities”), or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, shares of Common Stock.

1.8“Disposition” or “Dispose of” means any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

1.9“Evaluation Date” has the meaning set forth in Section 3.8.

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1.10“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11“FDA” has the meaning set forth in Section 3.17(a).

1.12“FDA Law and Regulations” has the meaning set forth in Section 3.17(a).

1.13“First Tranche Closing” means the closing of the sale and purchase of the First Tranche Shares.

1.14“First Tranche Closing Date” means the Effective Date or such other date or time as the Company and the Purchaser may mutually agree.

1.15“First Tranche Purchase Price” means the product of (x) the number of shares of Common Stock to be purchased under this Agreement at the First Tranche Closing, as determined in accordance with the definition of “First Tranche Shares” set forth below, multiplied by (y) the Share Price.

1.16“First Tranche Shares” means the number of shares of Common Stock to be purchased under this Agreement at the First Tranche Closing, which shall be equal to (i) $2,000,000 divided by (ii) the Share Price, rounded down to the nearest whole number; provided that in no event shall such number of shares exceed 19.9% of the issued and outstanding shares of Common Stock of the Company as of immediately after the First Tranche Closing.

1.17“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

1.18“HTG Qualified Financing” means the first financing consummated by the Company after the Effective Date in which the Company sells shares of Common Stock and/or shares of Preferred Stock for an aggregate purchase price of at least $12,000,000, before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such transaction and without deduction of any expenses payable by the Company, and including, for the avoidance of doubt, any such sale to an Affiliate of the Company that is done on an arm’s length basis.

1.19“Intellectual Property Rights” has the meaning set forth in Section 3.14.

1.20“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

1.21“Lock-Up Term” has the meaning set forth in Section 8.2.

1.22“Material Adverse Effect” means a material adverse effect upon the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the

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Company and its Subsidiaries, taken as a whole, or in the Company’s ability to perform its obligations under this Agreement.

1.23“Permitted Transferee” means (i) an Affiliate of the Purchaser that is wholly owned, directly or indirectly, by the Purchaser, or (ii) an Affiliate of the Purchaser that wholly owns, directly or indirectly, the Purchaser.

1.24“Person” means any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

1.25“Qualified Financing Purchase Price” means (i) with respect to any sale of shares of Common Stock in the HTG Qualified Financing, the price per share at which shares of Common Stock are sold, (ii) with respect to any sale of shares of Preferred Stock in the Qualified Financing, the price per share determined by dividing (a) the aggregate purchase price paid for such shares of Preferred Stock by (b) the aggregate number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock (determined as of the closing of the HTG Qualified Financing without regard to any limitations on conversion that relate to Nasdaq Listing Rule 5635 or a holder’s beneficial ownership of Common Stock), reduced to reflect the reasonable value of preferential rights of such shares of Preferred Stock over the Common Stock, and (iii) with respect to any sale of shares of both Common Stock and Preferred Stock in the HTG Qualified Financing, the weighted average of the Qualified Financing Purchase Price determined in accordance with the foregoing clauses (i) and (ii), respectively, based on aggregate purchase price for shares of Common Stock and Preferred Stock sold in such HTG Qualified Financing.

1.26“SEC” means the United States Securities and Exchange Commission.

1.27“SEC Filings” means all reports, forms, statements and other documents filed by the Company with the SEC since May 5, 2015 pursuant to the requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

1.28“Second Tranche Closing” means the closing of the sale and purchase of the Second Tranche Shares.

1.29“Second Tranche Closing Date” has the meaning set forth in Section 2.4.

1.30“Second Tranche Purchase Price” means the product of (i) the number of Second Tranche Shares, as determined in accordance with the definition set forth below, multiplied by (ii) the Qualified Financing Purchase Price.

1.31“Second Tranche Shares” means the number of shares of Common Stock to be purchased under this Agreement at the Second Tranche Closing, which shall be equal to (i) $2,000,000 divided by (ii) the Qualified Financing Purchase Price, rounded down to the nearest whole number; provided that in no event shall such number of shares, collectively with the

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number of First Tranche Shares, exceed (A) if and only if the weighted-average price per share of Common Stock purchased at the First Tranche Closing and to be purchased at the Second Tranche Closing would be less than the greater of (x) the most recently reported consolidated closing bid price of the Common Stock (as reported on the Nasdaq Stock Market) prior to the execution of this Agreement and (y) the Company’s most recently reported net tangible book value per share prior to the date of this Agreement (the “Nasdaq 20% Limitation”), 19.9% of the issued and outstanding shares of Common Stock of the Company as of immediately prior to the execution of this Agreement and (B) 19.9% of the issued and outstanding shares of Common Stock of the Company as of immediately after the issuance of the Second Tranche Shares (the “Nasdaq Change of Control Limitation” and together with the Nasdaq 20% Limitation, the “Nasdaq Limitations”).  In the event either the Nasdaq 20% Limitation or Nasdaq Change of Control Limitation applies, the number of shares of Common Stock that shall constitute the Second Tranche Shares shall be appropriately reduced to the maximum number of shares of Common Stock that may be issued under this Agreement in the Second Tranche Closing without violating either of the Nasdaq Limitations.

1.32“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.33“Shares” means the number of shares of Common Stock to be purchased under this Agreement, which shall include the First Tranche Shares and the Second Tranche Shares, as applicable.

1.34“Shares of Then Outstanding Common Stock” means, at the time of determination, the then issued and outstanding shares of Common Stock, as well as all capital stock that, as a result of any stock split, stock dividend or reclassification of Common Stock, is distributable (without any further action by the Company’s Board of Directors or stockholders) on a pro rata basis to all holders of Common Stock.

1.35“Share Price” means $2.40.

1.36“Standstill Term” has the meaning set forth in Section 7.2.

1.37“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

1.38“Third Party” means any Person (other than a Governmental Authority) other than the Purchaser, the Company or any of their respective Affiliates.

2.	Agreement to Sell and Purchase.

2.1Authorization of Shares.  The Company has authorized the sale and issuance to the Purchaser of the Shares under the terms and conditions of this Agreement.

2.2Sale and Issuance of Common Stock.  On the basis of the representations and warranties herein, and upon the terms and subject to the conditions hereof, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, (i) at

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the First Tranche Closing, the First Tranche Shares at a price per share equal to the Share Price, and (ii) at the Second Tranche Closing, the Second Tranche Shares at a price per share equal to the Qualified Financing Purchase Price.

2.3First Tranche Closing.  Subject to the satisfaction or waiver of the conditions set forth herein, the First Tranche Closing shall take place on the First Tranche Closing Date at the offices of Cooley llp, 4401 Eastgate Mall, San Diego, California 92121 or at such other place as the Company and the Purchaser may agree in writing.  At the First Tranche Closing, the Company shall instruct its transfer agent to credit the First Tranche Shares in book entry form for the benefit of, and in the name of, the Purchaser against the Purchaser’s payment to the Company of the First Tranche Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchaser prior to the First Tranche Closing.

2.4Second Tranche Closing.  Subject to the satisfaction or waiver of the conditions set forth herein, the Second Tranche Closing shall take place at the offices of Cooley llp, 4401 Eastgate Mall, San Diego, California 92121, or at such other place as the Company and the Purchaser may agree in writing, on the date on which the HTG Qualified Financing closes (the date on which the Second Tranche Closing actually occurs being referred to herein as the “Second Tranche Closing Date”), but in no event later than six months following the First Tranche Closing Date.  At the Second Tranche Closing, the Company shall instruct its transfer agent to credit the Second Tranche Shares in book entry form for the benefit of, and in the name of, the Purchaser against the Purchaser’s payment to the Company of the Second Tranche Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchaser prior to the Second Tranche Closing.

3.	Representations, Warranties and Covenants of the Company.

The Company hereby represents and warrants to the Purchaser as of each applicable Closing Date as follows:

3.1Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect upon the Company’s ability to perform its obligations under this Agreement. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

3.2Authorization; Due Execution.  The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Company, its officers, directors and, if applicable, stockholders, necessary for the authorization, execution and delivery of this Agreement has been taken.  This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchaser, this Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance

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with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

3.3Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.3.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  If the Company has no subsidiaries, all other references to the Subsidiaries in this Agreement shall be disregarded.

3.4Capitalization. Except as may be set forth in the SEC Filings, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  Except as may be set forth in the SEC Filings, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  Except as may be set forth in the SEC Filings, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Assuming the accuracy of the Purchaser’s representations and warranties set forth in Sections 4.3 and 4.4 hereof, no further approval or authorization of any stockholder, the board of directors of the Company or others is required for the issuance and sale of the Shares.  Except as may be set forth in the SEC Filings, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

3.5Valid Issuance of Stock. The Shares, when issued, sold and delivered in accordance with the terms of Section 2 hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable, free and clear of all Liens (other than any Liens that may be created by or imposed upon the Purchaser or its Affiliates), and, based in part upon the representations of the

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Purchaser in this Agreement, will be issued in compliance with all applicable United States federal and state securities laws.

3.6No Defaults.  There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company, or with respect to any other agreement, a default under which would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

3.7SEC Filings; Financial Statements.  The Company has timely filed with the SEC all SEC Filings.  The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act.  None of such SEC Filings, at the time filed, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments (which are not expected to be material either individually or in the aggregate).

3.8Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the applicable Closing Date.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers

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about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the  internal control over financial reporting of the Company and its Subsidiaries.

3.9Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such notices required or permitted to be filed with certain United States state and federal securities commissions after the Effective Date, which notices (if required) will be filed on a timely basis.

3.10No Conflict.  The Company’s execution, delivery and performance of this Agreement does not violate (i) any provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended as of the date hereof (copies of which have been filed with the SEC), (ii) any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or (iii) to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

3.11Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in a subsequent SEC Filing filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans timely reported pursuant to Section 16 of the Exchange Act at least one (1) trading day prior to the date that this representation is made.  Other than with respect to that certain Master Assay Development, Commercialization and Manufacturing Agreement, in negotiation between the parties or executed on or about the date hereof, by and between QIAGEN Manchester Limited and the Company (the “Development Agreement”), the Company does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Shares contemplated by this Agreement and the entry into the Development Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

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3.12Litigation. Except as may be set forth in the SEC Filings, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the transactions contemplated by this Agreement or the Shares or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current director or officer of the Company.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

3.13Tax Status. The Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

3.14Intellectual Property. The Company and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Filings as necessary or required for use in connection with their respective businesses (collectively, the “Intellectual Property Rights”).  Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within three (3) years from the date of this Agreement.  Except as disclosed in the SEC Filings or with respect to a matter occurring after the date hereof which has been promptly disclosed in writing to the Purchaser prior to the Second Tranche Closing, neither the Company nor any of its Subsidiaries has received, since the date of the latest audited financial statements included within the SEC Filings, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, and to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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3.15Compliance. Except as may be set forth in the SEC Filings, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

3.16Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company in violation of Regulation M of the Exchange Act.

3.17FDA; FDCA.

(a)The Company and its Subsidiaries are conducting and have conducted their business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”) (collectively, the “FDA Law and Regulations”) and comparable foreign regulatory or governmental authorities.

(b)Except as set forth on Schedule 3.17(b) or as may be set forth in an applicable SEC Filing, neither the Company nor its Subsidiaries has received any notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation.  The Company and its Subsidiaries are not subject to any enforcement, regulatory or administrative proceedings by the FDA or any comparable foreign regulatory or governmental authority and, to the knowledge of the Company, no such proceedings have been threatened.  There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Company or its Subsidiaries, and, to the knowledge of the Company, the Company and its Subsidiaries have no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or governmental authority.  There is no act, omission, event, or circumstance of which the Company or its Subsidiaries have knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability.  There has not been any violation of any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or governmental authority by the Company or its Subsidiaries in

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their product development efforts, submissions, record keeping and reports to FDA or a comparable governmental authority that would reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would result in a Material Adverse Effect. To the knowledge of  Company, there are no civil or criminal proceedings relating to the Company or its Subsidiaries or any Company or Subsidiary employee which involve a matter within or related to the FDA’s jurisdiction or the jurisdiction of any comparable governmental authority.

3.18Regulatory Permits. Except as set forth in the SEC Filings, the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Filings, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit.

3.19Foreign Corrupt Practices; Office of Foreign Assets Control. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or Affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.20Accountants.  The Company’s independent registered accounting firm is identified in the SEC Filings.  To the knowledge of the Company, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) will express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2016.

3.21Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  Neither the Company nor any Subsidiary has been notified that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.22Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as

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amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

3.23Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement and of the transactions contemplated by the Development Agreement, neither the Company nor any other Person acting on its behalf has provided the Purchaser or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.

4.	Representations, Warranties and Covenants of the Purchaser.

The Purchaser hereby represents and warrants to the Company as of each Closing Date as follows:

4.1Organization and Good Standing.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to carry on its business.

4.2Authorization; Due Execution.  The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement have been taken.  This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

4.3No Current Ownership in the Company.  Other than the Shares acquired or to be acquired under this Agreement, the Purchaser does not own any shares of Common Stock or any Common Stock Equivalents as of immediately prior to the applicable Closing.

4.4Purchase Entirely for Own Account.  The Shares to be purchased by the Purchaser at the applicable Closing are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third party, with respect to the Shares, if issued.

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4.5Disclosure of Information.  The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares.  The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

4.6Investment Experience.  The Purchaser acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser has not been organized solely for the purpose of acquiring the Shares.

4.7Accredited Investor.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

4.8Restricted Securities.  The Purchaser understands that:

(a)the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, and that the Purchaser must, therefore, bear the economic risk of such investment, unless and until a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, such as under Rule 144 of the Securities Act (“Rule 144”);

(b)the Shares, whether represented by a physical stock certificate or in book entry form, will be endorsed, stamped or otherwise notated with the following legends (in addition to any legend required by applicable state securities laws):

(i)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(ii)THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO, AND TRANSFERABLE ONLY IN ACCORDANCE WITH, THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(c)The Company will instruct its transfer agent not to register the transfer of any Shares unless (1) the conditions specified in the legend contained in Section 4.8(b)(i) are satisfied and (2) (A) such Shares are transferred to a Person that is not bound or required to be bound by the restrictions contained in Sections 7 and 8 hereof or (B) the Standstill Term and the Lock-Up Term have expired or terminated, provided that any transfer described in the foregoing clause (A) or (B) also shall have been in compliance with all applicable provisions of this Agreement.

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4.9No Short Sales.  The Purchaser has not engaged, and will not engage, in any short sales of the Common Stock within the three month period prior to the applicable Closing Date.

4.10No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in the SEC Filings, this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Purchaser’s behalf.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.	Conditions to the Company’s Obligations at Closing.

The Company’s obligation to sell, issue and deliver the Shares to the Purchaser at each Closing shall be subject to the following conditions, to the extent not waived by the Company:

5.1Representations and Warranties. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects on the applicable Closing Date.

5.2Obligations. The Purchaser shall have performed and complied with all obligations and conditions required to be performed and complied with by the Purchaser under this Agreement on or prior to the applicable Closing Date.

6.	Conditions to the Purchaser’s Obligations At Closing.

The Purchaser’s obligation to tender payment of the First Tranche Purchase Price and the Second Tranche Purchase Price, as applicable, and accept delivery of the Shares at the applicable Closing shall be subject to the following conditions, to the extent not waived by the Purchaser:

6.1Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects on the applicable Closing Date.

6.2Obligations. The Company shall have performed and complied with all obligations and conditions to be performed and complied with by the Company under this Agreement on or prior to the applicable Closing Date.

7.	Restrictions on Beneficial Ownership.

7.1Standstill. During the Standstill Term, neither the Purchaser nor any of its Affiliates (collectively, the “Standstill Parties”) will (and the Purchaser shall cause its Affiliates not to), except to the extent expressly authorized in advance by Board Approval:

(a)directly or indirectly acquire beneficial ownership of any Shares of Then Outstanding Common Stock, and/or any Common Stock Equivalents, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Common Stock and/or Common

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Stock Equivalents; provided, however, that an acquisition of shares of Common Stock pursuant to a stock split, a stock dividend or a recapitalization of the Company shall not be deemed to violate the provisions of this Section 7;

(b)directly or indirectly seek to have called any meeting of the stockholders of the Company, propose or nominate any person for election to the Company’s Board of Directors or cause to be voted any Shares of Then Outstanding Common Stock in favor of any person for election to the Company’s Board of Directors whose nomination has not been approved in advance by Board Approval;

(c)directly or indirectly, solicit proxies or consents, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act), without prior Board Approval, or in opposition to the recommendation of the Company’s Board of Directors, with respect to any matter, or seek to advise or influence any Person, in each case with respect to voting of any Shares of Then Outstanding Common Stock of the Company;

(d)deposit any Shares of Then Outstanding Common Stock in a voting trust or subject any Shares of Then Outstanding Common Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Common Stock (other than as expressly contemplated by this Agreement);

(e)propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;

(f)act in concert with any Third Party to take any action in clauses (a) through (e) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” within the meaning of Section 13(d)(3) of the Exchange Act; or

(g)enter into discussions, negotiations, arrangements or agreements with any Third Party relating to the foregoing actions referred to in (a) through (f) above; provided, however, that nothing contained in this Section 7.1 prohibits the Purchaser or its Affiliates from acquiring a company or business that owns Shares of Then Outstanding Common Stock and/or Common Stock Equivalents provided that any such securities of the Company so acquired will be subject to the provisions of this Section 7.

7.2Standstill Term.  As used in this Agreement, the “Standstill Term” means the period commencing on the date of this Agreement and continuing until the occurrence of the earliest to occur of:

(a)the date that is six (6) months after the First Tranche Closing Date; provided, however, that if the Second Tranche Closing occurs during such six (6) month period, then the Standstill Term shall extend to the date that is nine (9) months after the Second Tranche Closing Date;

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(b)provided that none of the Standstill Parties has materially violated Section 7.1, the date on which a Third Party publicly announces a tender, exchange or other offer  for the Common Stock or proposal that, if consummated, would result in a Change of Control;

(c)the date that the Company publicly announces that it has entered into a letter of intent relating to a Change of Control, publicly announces its intent to do so or publicly announces that it is pursuing a transaction that would reasonably be expected to result in a Change of Control;

(d)the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and

(e)a liquidation or dissolution of the Company.

8.	Restrictions on Dispositions.

8.1Lock-Up.  During the Lock-Up Term, except to the extent expressly authorized by prior Board Approval, the Purchaser shall not, and shall cause its Affiliates not to, Dispose of (x) any of the Shares, together with any shares of Common Stock issued in respect thereof as a result of any stock split, share exchange, merger, consolidation or similar recapitalization, and (y) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (x) of this sentence (collectively, the “Lock-Up Securities”); provided, however, that the foregoing shall not prohibit the Purchaser from (A) transferring Lock-Up Securities to a Permitted Transferee, provided that any Lock-Up Securities so transferred remain subject to the provisions of this Section 8, or (B) Disposing of any Lock-Up Securities in order to reduce the beneficial ownership of the Standstill Parties to 19.9%, or such lesser percentage as advised in good faith and in writing by the Purchaser’s certified public accountants that would be necessary pursuant to applicable accounting rules and guidelines so as to not require the Purchaser to include in its financial statements its portion of the Company’s financial results, of the Shares of Then Outstanding Common Stock.

8.2Lock-Up Termination.  As used in this Agreement, the “Lock-Up Term” means, with respect to a Lock-Up Security, the period commencing on the date of this Agreement and continuing until the occurrence of the earliest to occur of:

(a)the date that is twelve (12) months after the applicable Closing Date at which such Lock-Up Security is purchased;

(b)immediately prior to the consummation of a Change of Control;

(c)a liquidation or dissolution of the Company; and

(d)the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

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8.3Certain Tender Offers.  Notwithstanding any other provision of this Section 8, this Section 8 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Standstill Parties into (a) a tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer) or (b) an issuer tender offer by the Company.

9.	Miscellaneous.

9.1Survival. The representations and warranties contained herein shall survive each Closing and the delivery of the Shares thereat.

9.2Waivers and Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Purchaser.

9.3Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.4Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of the laws of another jurisdiction.

9.5Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  Facsimile and electronic (PDF) signatures shall be as effective as original signatures.

9.6Successors and Assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party.  Subject to the preceding sentence, the rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.

9.7Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and neither party will be liable or bound to the other party in any manner by any oral or written warranties, representations, or covenants except as specifically set forth herein.

9.8Payment of Fees and Expenses.  Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable

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attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser.

9.9Broker’s Fee. Each of the Company and the Purchaser hereby represents that there are no brokers or finders entitled to compensation in connection with the sale of the Shares, and each party shall indemnify the other party for any such fees for which such party is responsible.

9.10Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) upon transmission when sent by confirmed facsimile if sent during normal business hours of the recipient, and if sent at a time other than the normal business hours of the recipient, then on the day on which normal business hours of the recipient next commence; (iii) seven calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two business days after deposit with an internationally recognized overnight courier with written verification of receipt.  All communications shall be sent to the other party hereto at the mailing address or facsimile number set forth below, or at such other mailing address or facsimile number as such party may designate by 10 days’ advance written notice to the other party hereto.

(a)If to the Company, notices shall be addressed to:

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

Attn:  Chief Executive Officer

Facsimile:  (520) 547-2837

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Steven M. Przesmicki, Esq.

Facsimile: (858) 550-6420

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(b)If to the Purchaser, notices shall be addressed to:

QIAGEN NORTH AMERICAN HOLDINGS, INC.

19300 Germantown Road

Germantown, MD  20874

Attention:  General Counsel

With copies to:

Dr. Philipp von Hugo

QIAGEN GmbH

QIAGEN Strasse 1

40724 Hilden

Germany

Facsimile:  011 49 2103 29 21844

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:  Daniel Follansbee

Facsimile: 617-542-2241

9.11Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

9.12Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

9.13Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

9.14WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

HTG Molecular Diagnostics, Inc.

By:	/s/ Timothy B. Johnson
Timothy B. Johnson
President and Chief Executive Officer

QIAGEN North American Holdings, Inc.

By:	/s/ Roland Sackers
Roland Sackers
Chief Financial Officer QIAGEN